Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
September 30, 2015

Sub-Item 77I:Terms of new or amended securities

      Effective April 1, 2015, Artisan Global
Opportunities Fund, Artisan Global Value Fund,
Artisan International Fund, Artisan International
Value Fund, Artisan Mid Cap Fund, Artisan
Mid Cap Value Fund and Artisan Value Fund offer Advisor Shares to certain employee benefit plans, clients of financial advisors and financial planners that meet the Fund's investment minimum, clients of sponsored fee-based programs and other investors that meet the Funds' investment minimum. The new class was initially offered pursuant to a prospectus dated February 17, 2015. The amendment to the amended and restated articles of incorporation for Artisan Partners Funds, Inc. relating to the Advisor Shares of Artisan Global Opportunities
Fund, Artisan Global Value Fund, Artisan
International Fund, Artisan International Value
Fund, Artisan Mid Cap Fund, Artisan Mid Cap
Value Fund and Artisan Value Fund was filed as exhibit (a)(3) to post-effective amendment no.
74 to the registration statement of Artisan
Partners Fund, Inc., Securities Act file number
33-88316, filed on February 14, 2014.

      Effective September 30, 2015, Artisan
Global Equity Fund offered Institutional Shares to institutional and other investors. The new class was initially offered pursuant to a prospectus dated September 30, 2015 for the Institutional Shares of Artisan Global Equity
Fund.  The amendment to the amended and
restated articles of incorporation for Artisan
Partners Funds, Inc. relating to the Institutional
Shares of Artisan Global Equity Fund was filed as exhibit (a)(5) to post-effective amendment no. 90 to the registration statement of Artisan
Partners Fund, Inc., Securities Act file number
33-88316, filed on August 12, 2015.